                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of April 14, 1998 by and among Amkor Technology, Inc., a Delaware corporation ("ATI"), Amkor Electronics, Inc., a Pennsylvania corporation ("AEI"), and the stockholders of AEI as set forth on Exhibit A hereto (the "AEI Stockholders").


                                    PREAMBLE

      The Board of Directors of ATI and AEI have each determined that it is in the best interests of both companies for AEI to be merged with and into ATI (the "Merger") upon the terms and subject to the conditions set forth herein.

      Accordingly, in consideration of the premises and the mutual covenants, representations and warranties herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

      SECTION 1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions contained herein, AEI shall be merged with and into ATI (AEI and ATI constituting together the "Constituent Corporations"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Pennsylvania Business Corporation Law ("PBCL"), and the separate existence of AEI shall thereupon cease, and ATI shall be the surviving corporation in the Merger (the "Surviving Corporation").

      SECTION 1.2. Closing; Effective Time. As promptly as practicable after satisfaction or waiver of the applicable conditions set forth in Article IV hereof, the parties hereto will cause an appropriate certificate of merger (the "Certificate of Merger") and related documents, in such form or forms as may be required by, and executed in accordance with, the relevant provisions of the DGCL and the PBCL, to be filed with the Secretary of State of the State of Delaware and the Secretary of State of Pennsylvania. The filing of the Certificate of Merger is hereinafter referred to as the "Closing." The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the States of Delaware and Pennsylvania or at such other time as is expressly set forth in the Certificate of Merger (the "Effective Time"), in accordance with the applicable provisions of the DGCL and PBCL.

      SECTION 1.3. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of AEI shall vest in the Surviving Corporation, and all debts, liabilities and duties of AEI shall become the debts, liabilities and duties of the Surviving Corporation. The Certificate of Incorporation and the Bylaws of ATI in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of ATI immediately prior to the Effective Time shall be the directors of the Surviving corporation, and the officers of ATI immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      SECTION 1.4. Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

      SECTION 1.5. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of AEI, ATI or any holder of any shares of common stock of AEI, par value $.01 per share (the "AEI Shares"), each AEI Share issued and outstanding immediately prior to the Effective Time shall be converted into 32.48922 shares (the "Exchange Ratio") of common stock of ATI, par value $0.001 ("ATI Shares").

      SECTION 1.6. Exchange of Certificates. At the Effective Time, each certificate representing AEI Shares shall be canceled and become exchangeable for a certificate representing the number of ATI Shares equal to the number of AEI Shares set forth on the canceled AEI certificate multiplied by the Exchange Ratio.

      SECTION 1.7. No Fractional Shares. No fraction of a share of ATI Shares will be issued. In lieu thereof, the number of ATI Shares issuable to each holder of shares of AEI Shares who would otherwise be entitled to a fraction of a share of ATI Shares (after aggregating all fractional shares of ATI Shares to be received by such holder of AEI Shares) shall be rounded down to the nearest whole share number, and ATI shall pay to such holder the cash amount equal to such fractional share multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors of ATI.

                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF AEI AND AEI STOCKHOLDERS

      AEI and the AEI Stockholders, jointly and severally, represent and warrant to ATI as follows:

      SECTION 2.1. Organization. AEI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own its properties and carry on its business as it is now being conducted.

      SECTION 2.2.  Authority Relative to this Agreement.

            (a) AEI and each AEI Stockholder have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, to the extent and if required, by the boards of directors and stockholders of AEI, and no other corporate proceedings on the part of AEI is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by AEI and each AEI Stockholder and constitutes a valid and binding obligation of AEI and each AEI Stockholder, enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and is subject to general principles of equity.

            (b) No consent, approval, authorization or order of any court or government al agency or body is required for the consummation by AEI or any AEI Stockholder of the transactions contemplated herein, except such approvals as have been obtained.

            (c) The consummation of any of the transactions contemplated herein will not conflict with, result in a breach or violation of, or constitute a default under any law or the terms of any indenture or other agreement or instrument to which AEI or any AEI Stockholder is a party or bound, or any judgment, order or decree applicable to AEI or any AEI Stockholder of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over AEI or any AEI Stockholder.

      SECTION 2.3.  Capitalization.

            (a) The authorized capital stock of AEI consists of 500,000 AEI Shares. As of the date hereof, (i) 450,000 AEI Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights and (ii) no AEI Shares are held in AEI's treasury. Except as set forth in this Section 2.3, there are no shares of capital stock of AEI authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities issued by AEI, or other agreements or commitments of any character to which the AEI is a party, relating to the issued or unissued capital stock or other securities of AEI, including, without limitation, any agreement or commitment obligating AEI to issue, delver or sell, or cause to be issued, delivered or sold, or to make any payments based upon the value of, shares of capital stock or other securities of AEI or obligating AEI to grant, extend or enter into any subscription, option, warrant, right, stock-based or stock-related plan or arrangement or convertible or exchangeable security or other similar agreement or commitment (including, without limitation, to any current or former employee or director of AEI). There are no outstanding obligations of AEI or any of its subsidiaries to repurchase, redeem or otherwise acquire any such capital stock or security. There are no voting trusts, proxies or other agreements or understandings, with respect to the voting of capital stock of AEI or any of its subsidiaries, to which AEI or any of its subsidiaries is a party.

            (b) AEI is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of, or all of the partnership interests in, each of its subsidiaries. All of the outstanding shares of capital stock of each subsidiary of AEI which is a corporation are validly issued, fully paid and nonassessable and not subject to preemptive rights, and all shares of capital stock or partnership interests of each subsidiary of AEI are owned by AEI or a subsidiary thereof free and clear of all liens, options, claims or encumbrances (including, without limitation, rights of first refusal or similar rights) with respect to the ownership thereof. There are no outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by AEI or any subsidiary of AEI, or other agreements or commitments of any character to which AEI or any subsidiary of AEI is a party, relating to the issued or unissued capital stock or other securities or partnership interests of any subsidiary of AEI, including, without limitation, any agreement or commitment obligating AEI or any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sell, or to make any payments based upon the value of, shares of capital stock or other securities or partnership interests of any such subsidiary, or obligating AEI or any such subsidiary to grant, extend or enter into any subscription, option, warrant, right, or convertible or exchangeable security or other similar agreement or commitment.


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF ATI

      ATI represents and warrants to AEI as follows:

      SECTION 3.1. Organization and Qualification. ATI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own its properties and carry on its business as it is now being conducted.

      SECTION 3.2. Authority Relative to this Agreement. ATI has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, to the extent and if required, by the boards of directors and stockholders of ATI, and no other corporate proceedings on the part of ATI is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by ATI and constitutes a valid and binding obligation of ATI, enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and is subject to general principles of equity.

      SECTION 3.3.  Capitalization.

                  3.3.1 The authorized capital stock of ATI consists of 500,000,000 ATI Shares and 10,000,000 shares of preferred stock, par value $.001 per share (the "ATI Preferred Shares"). As of the date hereof, (i) nine ATI Shares are issued and outstanding, (ii) no ATI Preferred Shares are outstanding, and (iii) no ATI Shares are held in ATI's treasury. Except as set forth in this Section 3.3 or the Registration Statement on Form S-1 (No. 333-37235) (the "Registration Statement") filed by ATI with the Securities and Exchange Commission relating to the initial public offering by ATI, there are no shares of capital stock of ATI authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities issued by ATI, or other agreements or commitments of any character to which the ATI is a party, relating to the issued or unissued capital stock or other securities of ATI, including, without limitation, any agreement or commitment obligating ATI to issue, deliver or sell, or cause to be issued, delivered or sold, or to make any payments based upon the value of, shares of capital stock or other securities of ATI or obligating ATI to grant, extend or enter into any subscription, option, warrant, right, stock-based or stock-related plan or arrangement or convertible or exchangeable security or other similar agreement or commitment (including, without limitation, to any current or former employee or director of ATI). There are no outstanding obligations of ATI or any of its subsidiaries to repurchase, redeem or otherwise acquire any such capital stock or security. There are no voting trusts, proxies or other agreements or understandings, with respect to the voting of capital stock of ATI or any of its subsidiaries, to which ATI or any of its subsidiaries is a party.

                  3.3.2 The ATI Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of or subject to any preemptive or other rights to subscribe for or to purchase such securities created by the Certificate of Incorporation or Bylaws of ATI or any agreement to which ATI is a party or by which it is bound.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF AEI STOCKHOLDERS


            The AEI Stockholders, jointly and severally, represent and warrant to ATI that each AEI Stockholder has valid marketable title to the shares (the "Shares") of AEI indicated next to such AEI Stockholder's name on Exhibit A, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest.

                                    ARTICLE V

                                   CONDITIONS

      SECTION 5.1. Conditions to the Obligations of AEI and ATI. The obligations of AEI and ATI to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                  5.1.1 The stockholders of each of ATI and AEI shall have duly approved this Agreement and the Merger in accordance with the applicable provisions of DGCL and PBCL and their respective Articles of Incorporation and Bylaws.

                  5.1.2 The consummation of the Merger shall not be prohibited by any applicable statute, rule or regulation or any order, decree or injunction of a court of competent jurisdiction.

                  5.1.3 The Board of Directors of ATI, in its sole discretion, shall have approved the consummation of the Merger.

                                   ARTICLE VI

              SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY

      SECTION 6.1. Survival of Representations and Warranties. All of the representations and warranties of AEI and the AEI Stockholders in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., Pennsylvania time, on the date which is eighteen (18) months following the Closing Date (the "Expiration Date").

      SECTION 6.2. Indemnification for Representations and Warranties. Each of the AEI Stockholders (such persons being hereinafter referred to collectively as the "Indemnifying Parties" and individually as an "Indemnifying Party") hereby covenant and agree, severally and jointly, to indemnify, defend and hold harmless ATI and the directors, officers, AEI Stockholders and other affiliates (in each case, other than the AEI Stockholders) of ATI (such persons being hereinafter referred to collectively as the "Indemnified Parties" and individually as an "Indemnified Party"), from and against, and pay or reimburse each of the Indemnified Parties for, any liabilities, obligations, losses, claims, royalties, fines, deficiencies, damages, costs or expenses (whether absolute, accrued or otherwise and whether or not resulting from third party claims), including any interest and penalties with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same (individually and collectively, "Losses"), arising out of or resulting from (i) any inaccuracy in or breach of a representation or warranty of AEI or the AEI Stockholders contained in this Agreement.

      SECTION 6.3. Indemnification Procedure. All claims for indemnification under this Agreement (individually, a "Claim" and collectively, "Claims") shall be asserted and resolved as follows:

            6.3.1 In the event that any Claim for which an Indemnifying Party could be liable to an Indemnified Party hereunder is asserted against an Indemnified Party, the Indemnified Party shall notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be used as evidence with respect to, nor shall it be conclusive of, the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have 30 days from the date of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such Claim. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date of such Claim Notice that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. The Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend by appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the Indemnified Party to a final conclusion; provided that the Indemnifying Party shall have the right to approve of the selection of counsel for the Indemnified Party, which approval shall not unreasonably be withheld; and provided further that, unless the Indemnifying Party otherwise consents in writing, which consent shall not be unreasonably withheld, any monetary settlement by the Indemnified Party shall not be conclusive of the amount of any indemnification obligation hereunder. The Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement effected in accordance with the immediately preceding sentence or any judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

            6.3.2 The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand that may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

                                   ARTICLE VII

                                  MISCELLANEOUS

      SECTION 7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time upon written or oral notice of such by either ATI or AEI, whether prior to or after approval by the stockholders of either ATI or AEI.

      SECTION 7.2. Effect of Termination. The representations, warranties and agreements in this Agreement shall terminate upon the termination of this Agreement pursuant to this Section 7, but in the event the Merger is consummated, they shall survive the Effective Time.

      SECTION 7.3. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof. No waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties sought to be bound thereby.

      SECTION 7.4. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the Merger and the other transactions contemplated hereby, and this Agreement supersedes all prior agreements among the parties with respect to these matters.

      SECTION 7.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

      SECTION 7.6.  Interpretation and Certain Defined Terms.

            (a) When a reference is made in this Agreement to subsidiaries of a Person, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such Person. For purposes of this Agreement, ATI shall not be deemed to be an affiliate or subsidiary of AEI.

            (b) "Person" means and includes an individual, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or a government or other department or agency thereof.

      SECTION 7.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

      SECTION 7.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 7.9. Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors and permitted assigns, it being understood that all rights of AEI hereunder shall accrue to the Surviving Corporation.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.


AMKOR TECHNOLOGY, INC.                   AMKOR ELECTRONICS, INC.



By: /S/ JAMES J. KIM                    By: /S/ JAMES J. KIM
   -------------------------------------   -------------------------------------
   James J. Kim, Chief Executive Officer   James J. Kim, Chief Executive Officer



AEI STOCKHOLDERS

/S/ JAMES J. KIM
--------------------------------------
James J. Kim


John T. Kim Trust of December 31, 1987
/S/ MEMMA S. KILGANNON, Attorney-in-fact
--------------------------------------
for John T. Kim, Trustee
Name (print): Memma S. Kilgannon
              ------------------------


Susan Y. Kim Trust of December 31, 1987
/S/ MEMMA S. KILGANNON, Attorney-in-fact
--------------------------------------
for Susan Y. Kim, Trustee
Name (print): Memma S. Kilgannon
              ------------------------


David D. Kim Trust of December 31, 1987
/S/ MEMMA S. KILGANNON, Attorney-in-fact
--------------------------------------
for David D. Kim, Trustee
Name (print): Memma S. Kilgannon
              ------------------------

                                    Exhibit A

                                AEI STOCKHOLDERS

NAME                                      AEI SHARES HELD      ATI SHARES TO BE
----                                      ---------------      ----------------
                                                               RECEIVED
                                                               --------
James J. Kim                              300,000              9,746,760
John T. Kim Trust of December 31, 1987    50,000               1,624,460
Susan Y. Kim Trust of December 31, 1987   50,000               1,624,460
David D. Kim Trust of December 31, 1987   50,000               1,624,460


                      AGREEMENT AND PLAN OF REORGANIZATION

                           Dated as of April 14, 1998

                                  BY AND AMONG

                             AMKOR ELECTRONICS, INC.
                           a Pennsylvania corporation

                             AMKOR TECHNOLOGY, INC.
                             a Delaware corporation

                                       AND

                 CERTAIN STOCKHOLDERS OF AMKOR ELECTRONICS, INC.

                                TABLE OF CONTENTS

ARTICLE I  THE MERGER...........................................................1

      SECTION 1.1.  The Merger..................................................1
      SECTION 1.2.  Closing; Effective Time.....................................1
      SECTION 1.3.  Effect of Merger............................................2
      SECTION 1.4.  Further Action..............................................2
      SECTION 1.5.  Conversion of Shares........................................2
      SECTION 1.6.  Exchange of Certificates....................................2
      SECTION 1.7.  No Fractional Shares........................................2

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF AEI AND
AEI STOCKHOLDERS ...............................................................2

      SECTION 2.1.  Organization................................................3
      SECTION 2.2.  Authority Relative to this Agreement........................3
      SECTION 2.3.  Capitalization..............................................3

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ATI..............................4

      SECTION 3.1.  Organization and Qualification..............................4
      SECTION 3.2.  Authority Relative to this Agreement........................4
      SECTION 3.3.  Capitalization..............................................5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF AEI STOCKHOLDERS .................5

ARTICLE V  CONDITIONS...........................................................5

      SECTION 5.1.  Conditions to the Obligations of AEI and ATI................5

ARTICLE VI  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY...............6

      SECTION 6.1.  Survival of Representations and Warranties..................6
      SECTION 6.2. Indemnification for Representations and Warranties...........6
      SECTION 6.3.  Indemnification Procedure...................................6

ARTICLE VII  MISCELLANEOUS......................................................7

      SECTION 7.1.  Termination.................................................7
      SECTION 7.2.  Effect of Termination.......................................7
      SECTION 7.3.  Waiver and Amendment........................................7
      SECTION 7.4.  Entire Agreement............................................7
      SECTION 7.5.  Applicable Law..............................................8


      SECTION 7.6.  Interpretation and Certain Defined Terms....................8
      SECTION 7.7.  Counterparts................................................8
      SECTION 7.8.  Severability................................................8
      SECTION 7.9.  Parties in Interest; Assignment.............................8
